Exhibit 10.3

Joint Membership Interest Purchase Agreement

dated as of December 2, 2011

Among

Conventus Ltd.,

Amarant Mining Ltd.,

Global Gold Corporation,

Global Oro LLC and

Global Plata LLC

This JOINT AND MEMBERSHIP INTEREST PURCHASE AGREEMENT (the Agreement), dated December 2, 2011, by and among (i) Conventus Ltd., a company formed under the laws of the British Virgin Islands (“Conventus”), (ii) Amarant Mining Ltd., a company formed under the laws of the British Virgin Islands (“Amarant”), (iii) Global Gold Corporation, a Delaware Company (“GGC”), (iv) Global Oro LLC, a Delaware Limited Liability Corporation (“Global Oro”), (v) Global Plata LLC, a Delaware Limited Liability Corporation (“Global Plata”) and (vi) Ian Hague, solely for purposes of Section 3.02(b)(vi), Section 9 and Section 10.

WHEREAS, Compañia Minera Global Gold Valdivia S.C.M. (“GGV”) has a mining interest in property at Pureo in south central Chile, near Valdivia (the “Pureo Property”);

WHEREAS, Minera Global Chile Limitada, a Chilean company ("Minera Global"), owns a 51% interest in GGV and Global Oro owns a 49% interest in GGV;

WHEREAS, Global Oro currently has a 50% interest in Minera Global;

WHEREAS, Global Plata currently has a 50% interest in Minera Global;

WHEREAS, GGC currently has a 100% membership interest in Global Oro (the “Global Oro Interest”);

WHEREAS, GGC currently has a 100% membership interest in Global Plata (the “Global Plata Interest”);

WHEREAS, GGC and Conventus entered into a Heads of Agreement, dated October 27, 2010, pursuant to which Conventus would acquire a 100% interest in GGV;

WHEREAS, pursuant to the Heads of Agreement, Conventus is required to make $5 million in payments (not including any bonus payments as set out in the Heads of Agreement) in connection with the acquisition of the 100% interest in GGV, of which $1,000,000 has been paid by Conventus on a timely basis (the “Past GGV Payments”) and of which the next $1,000,000 is due on December 15, 2011 2011 and will be paid by Amarant as per section 3.03 (a);

WHEREAS, Conventus wishes to assign its interest and rights to acquire the 100% interest in GGV to Amarant and for all payments made to date for such acquisition to be credited to Amarant;

WHEREAS, Amarant shall pay Conventus $5,000,000 as consideration for the assignment and transfer of its rights and interests to acquire GGV and to be credited for the $1,000,000 payments to date; and

WHEREAS, GGC wishes to transfer the Global Oro Interest and the Global Plata Interest to Amarant, and, as consideration for such transfers, Amarant wishes to issue to GGC an amount of membership interests equal to 1% of all Amarant membership interest (the “1% Amarant Interest”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

INTERPRETATION

1.01           Interpretation.  In this Agreement, unless the context indicates otherwise, the singular includes the plural and the plural the singular; references to statutes, sections or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing the statute, section or regulation referred to; references to “writing” include printing, typing, lithography, facsimile reproduction and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation” or “ but not limited to” or words of similar import; references to articles, sections (or subdivisions of sections), exhibits, appendices, annexes or schedules are to those of this Agreement unless otherwise indicated; references to agreements and other contractual instruments shall be deemed to include all exhibits, schedules and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; references to days shall mean calendar days unless specified otherwise; and references to Persons include their respective successors and permitted assigns. Any obligation that falls due under this Agreement on any day that is a Saturday, Sunday or other day on which commercial banks are authorized to close under U.S. federal law or the law of the State of New York shall be due on the following day on which commercial banks are not authorized to close U.S. federal law or the law of the State of New York.

ARTICLE II

ASSIGNMENT AND TRANSFER

2.01           As of the date hereof, Conventus assigns and transfers any and all rights that it has under the Heads of Agreement and to the acquisition of a 100% interest in GGV to Amarant, and GGC agrees to such assignment and transfer.  Conventus and GGC agree that the Past GGV Payments are to be credited to Amarant as of the date hereof, provided that if this Agreement is terminated for any reason prior to a Closing (as defined herein), all credit for the Past GGV Payments shall revert to Conventus. Amarant shall pay Conventus the amount set out in the recitals as consideration for this assignment and transfer.

ARTICLE III

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

3.01           Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing (as set out in Section 3.02):

(a)
GGC shall sell, transfer, assign and convey to Amarant, and Amarant shall purchase, receive and acquire from GGC, the Gold Oro Interest, free and clear of any mortgage, pledge, assessment, security interest, lien (other than for taxes not yet due and payable), adverse claim, levy, charge or other encumbrance of any kind (“Lien”), as partial consideration for (i) the 1% Amarant Interest set out in Section 3.03(i), (ii) the Additional Payments as set out in Section 3.03 and (iii) the Bonus Payments as set out in Section 3.03; and

(b)
GGC shall sell, transfer, assign and convey to Amarant, and Amarant shall purchase, receive and acquire from GGC, the Gold Plata Interest, free and clear of any Lien, as partial consideration for (i) the 1% Amarant Interest set out in Section 3.031(i), (ii) the Additional Payments as set out in Section 3.03 and (iii) the Bonus Payments as set out in Section 3.03;

3.02           The Closing.

(a)
Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the interests contemplated in Section 3.1 (the “Closing”) shall take place at the offices of Sanders Ortoli Vaughn-Flam Rosenstadt LLP, 501 Madison Avenue, 14th Floor, New York, New York (or such other place as the Parties may mutually agree), on the fifth day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VII (other than conditions that by their nature are to be satisfied at Closing, and subject to the satisfaction or waiver of such conditions), or at such place or on such date and at such time as the Parties shall mutually agree (the “Closing Date”).

(b)	At the Closing,

(i) GGC shall deliver to Amarant good and valid instruments of sale, transfer, assignment and conveyance in form reasonably satisfactory to Amarant, selling, transferring, assigning and conveying to Amarant good and valid title to the Global Oro Interest (including a Global Oro members’ resolution approving the transfer and an Amended and Restated Operating Agreement for Global Oro (the “Amended Global Oro Operating Agreement”) setting out Amarant 100% interest in Global Oro);

(ii) GGC shall deliver to Amarant good and valid instruments of sale, transfer, assignment and conveyance in form reasonably satisfactory to Amarant, selling, transferring, assigning and conveying to Amarant good and valid title to the Global Plata Interest (including a Global Plata members’ resolution approving the transfer and an Amended and Restated Operating Agreement for Global Plata (the “Amended Global Plata Operating Agreement”) setting out Amarant’s 100% interest in Global Plata);

(c)
GGV and Amarant shall assume the royalty obligations to Mr. Ian Hague, domiciled in New York City, of a 1.75% net smelter return royalty (the “NSR”) payable from the sale of gold and all other metals produced from the Pureo Property. The NSR shall be paid quarterly and shall be accompanied by a statement summarizing the calculations for the payment. The quarterly NSR are subject to adjustment at the end of the accounting year with underpayments to be paid within 30 days of the completion of accounts and overpayments to be deducted from future NSR payments.  Ian Hague is entitled to inspect and audit production and sales records no more than twice a year and after providing at least 30 days notice. Nothing herein shall restrict Amarant from transferring all or any portion of its interest in the Pureo Property so long as such transfer remains subject to the NSR. If Amarant transfers all or any portion of its interest in the Pureo Property, upon obtaining from the transferee a written assumption of the NSR with respect to the interest so transferred, Amarant shall thereupon be relieved of all liability for payment of the NSR that may arise after the transfer with respect to such transferred interest.

3.03	Post-Closing Matters.

(a)
Amarant agrees that it shall pay GGC an additional $4,000,000 at any time prior to December 14, 2014 with minimum payments of (i) $1,000,000 on or before December 15, 2011, (ii) an additional $1,000,000 on or before December 15, 2012, (iii) an additional $1,000,000 on or before December 15, 2013 and (iv) an additional $1,000,000 on or before December 15, 2014 (such payments in (i) to (iv), the “Additional Payments”); further provided that Amarant may pay all of the Additional Payments prior to December 15, 2014. If Amarant fails to meet any payment obligations under this Agreement and, other than for the Additional Payment due on  December 15, 2011, has not cured such failure within sixty days of its occurrence, (i) interest shall accrue on the unpaid amount of the missed payment obligation (the “Unpaid Amount”) from the date of such missed payment until the Unpaid Amount is paid at a rate of 12% per annum, (ii) GGC may convert such outstanding amount into common stock of Amarant if Amarant is quoted on a market or quotation system at a conversion price that shall be equal to VWAP over the past 30 days on which the stock traded or (iii) GGC may immediately declare all amounts due under this agreement.

In Connection with (i) above, any interest due under this section shall be paid quarterly and interest not paid when due shall be added to the Unpaid Amount.  Amarant shall pay all of GGC’s reasonable costs, including attorneys fees, in connection with recovering the Unpaid Amount.

In connection with (ii) above “VWAP” shall mean the volume weighted average price of Amarant’s common shares during any trading day as reported by or based on information provided by Bloomberg LP or other reputable reporting service reasonably acceptable to Amarant.

(b)
Amarant agrees that it shall provide semi-annual reports to GGC as to GGV’s annual production and that GGC may, with reasonable notice which shall be at least 30 days, inspect and audit development, production and property records of GGV; provided that if Amarant is subject to the reporting requirements of the Securities Exchange Act of 1934 (or voluntarily complies with such act), Amarant is under no obligation to disclose any information which has not been included in filings with the U.S. and Securities and Exchange Commission under such Act or the Securities Act of 1933.

(c)
Amarant agrees that if within seven years of the date hereof, GGV, Amarant or any of their successors produces 150,000 ounces of gold from the Pureo Property, Amarant shall pay (or cause to be paid) to GGC a one-off bonus of $2,500,000, with such bonus to be paid within 60 days of achieving such production (the “Bonus Payment”).

(d)
For as long as Additional Payments are due under this Agreement, Amarant agrees that prior to relinquishing, selling or otherwise transferring GGV, Minera Global, Global Oro or Global Plata or all of GGV’s property rights related to the Pureo Property, it shall provide GGC written notice of the pertinent terms and conditions of the offer of the proposed sale and the proposed assignment including all documents containing the offer. GGC shall have fifteen days from the date such notice is delivered to notify Amarant whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. In the event any consideration to be paid pursuant to a third party offer is not in US dollars, the non-assigning party shall have the right to substitute for such consideration the fair market value thereof in US dollars as determined by reference to the noon-dollar buying rate as published by Bloomberg on the date of notice. In the event GGC does not exercise its right of first refusal, the assigning party shall have 90 days to complete the assignment on the terms and conditions contained in the notice after which 90 days the right of first refusal of GGC shall once again apply.

(e)
GGC agrees that until December 31, 2011 it shall provide Amarant with reasonable consulting services and technical assistance in connection with the Pureo Property, including its development, production, exploration and expansion.

(f)
Amarant agrees that within four months of the Closing it shall pay the funds due Conventus pursuant to Article II of this Agreement.  Amarant’s failure to pay such consideration to Conventus shall not affect any of the other obligations of this Agreement.

(g)
GGC covenants that it shall not distribute as a dividend or any other form of distribution to its shareholders any of the shares of Amarant that it receives as part of the 1% Amarant Interest.  This provision shall apply to GGC for as long as it holds any Amarant shares acquired under this Agreement, provided that this provision shall cease to apply if Amarant becomes a reporting company under the Securities Exchange Act of 1934.

(h)
Amarant covenants that within six months of the Closing it shall have caused each of GGV and Minera Global to have taken all corporate action necessary to change their respective names such that neither GGV nor Minera Global shall have the word “Global” (or any similar word) in its name.

(i)
On or before December 15, 2011, Amarant shall (i) issue and convey to GGC, and GGC shall purchase, receive and acquire from Amarant, the 1% Amarant Interest, free and clear of any Lien, in consideration for the Global Oro Interest set out in Section 3.01(a), the Global Plata Interest set out in Section 3.01(b) and (ii) deliver to GGC a copy of its charter documents and all amendments thereto.

ARTICLE IV

UNIVERSAL REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby makes the following representations and warranties (severally and not jointly), as of the date hereof and as of the Closing Date, to each of the other Parties.  The term “knowledge” as used in this Agreement shall be deemed to mean actual, constructive and imputed knowledge of the officers and directors of a Party that is not an individual.

4.01           Organization, Qualification and Corporate Power.  It (i) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set out in the recitals to this Agreement, (ii) has full corporate power and authority to execute, deliver and perform this Agreement and to perform its obligations hereunder, (iii) has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and (iv) is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary.

4.02           Authorization; No Conflict; No Default.  The execution and delivery by it, and performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby (a) have been duly authorized by all of its requisite corporate action and (b) will not (i) violate any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and the rules and regulations of any governmental authority (which throughout this Agreement shall include national, state, provincial, local, first nation or other native people’s authorities) applicable to it or by which any of its property or assets is bound or affected or (ii) violate or conflict with or result in a breach of any provision of its certificate of formation or limited liability company agreement.  It is not in material default, and no condition exists that with notice or lapse of time or both would constitute a material default under, any agreement, contract, lease, license instrument or other arrangement to which it is a party or by which any of its assets are bound, except, in each case, as would not be material.

4.03           Validity.  It has duly executed and delivered this Agreement which constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles.

4.04           Time is of the Essence.  The Parties hereto agree that time is off the essence in reaching the Closing.

ARTICLE V

SPECIFIC REPRESENTATIONS AND WARRANTIES

5.01           GGC Representations and Warranties. GGC hereby represents and warrants to the other Parties, as of the date hereof and as of the Closing Date, the following matters as applicable to GGC and each of Global Oro, Global Plata, Minera Global and GGV (each a “GGC Subsidiary”) and each GGC Subsidiary that is party to this agreement represents and warrants as to the accuracy of the information in Section 5.01 concerning such GGC Subsidiary:

(a)
Indebtedness.  No GGC Subsidiary has any outstanding indebtedness for borrowed money (other than to another GGC Subsidiary) or any outstanding guarantees of any indebtedness for borrowed money of any person, and is not directly or indirectly liable upon or with respect to (by discount, repurchase agreement or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend from any Person.

(b)
Taxation.  Each GGC Subsidiary (i) has filed all material U.S. federal, state, local and all non-U.S. income, franchise and other Tax returns and reports required to be filed through the date of this Agreement and has paid all taxes due thereon, and (ii) no material tax deficiency has been determined adversely to a GGC Subsidiary nor does GGC have any knowledge of any material tax deficiencies pertaining to a GGC Subsidiary.

(c)
Disputes/Litigation.  (i) There is no (and has not been any) action, lawsuit, proceeding, inquiry or investigation before or by any governmental authority pending or, to the knowledge of GGC, threatened against or affecting the Pureo Property or any GGC Subsidiary or any of their officers or directors (in their capacity as officers and directors of a GGC Subsidiary) and (ii) there is no (and has not been any) civil action, lawsuit, arbitration or other similar proceeding, before or by any governmental authority pending or, to the knowledge of GGC, threatened against or affecting any GGC Subsidiary or any of their officers or directors (in their capacity as officers and directors of a GGC Subsidiary).

(d)
Environmental.  Each GGC Subsidiary (i) is in compliance with all Environmental Laws (as defined below), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its businesses, (iii) has conducted all necessary environmental assessments and (iv) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i) through (iv), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a material adverse effect.  In connection with the Environmental Laws, neither GGC or any of the GGC Subsidiaries are aware of any claim, threatened or potential claim or circumstances related to any of assets or properties of a GGC Subsidiary (whether arising from a GGC Subsidiary or a previous owner) that GGC or such GGC Subsidiary should reasonably believe would lead to a GGC Subsidiary’s criminal or civil liability. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, dams, land surface or subsurface strata), including, without limitation, laws relating to mining, emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(e)	Subsidiaries. No GGC Subsidiary has a 33% or greater equity interest in any entity, except as set out in the Recitals to this Agreement.

(f)
Global Oro Capitalization and Title. Global Oro currently only has one member, GGC, and upon Closing and in accordance with the draft Global Oro Amended Operating Agreement, Global Oro will have only one member, Amarant. GGC’s interest in Global Oro is validly issued, fully paid and non-assessable.  GGC has not entered into any agreement or delivered any document that in any way restricts the transferability of the Global Oro Interest or Amarant’s full exercise of its rights as an owner of the Global Oro Interest after the Closing Date.

(g)
Global Plata Capitalization. Global Plata currently only has one member, GGC, and upon Closing and in accordance with the draft Global Plata Amended Operating Agreement, Global Plata will have only one member, Amarant. GGC’s interest in Global Plata is validly issued, fully paid and non-assessable.  GGC has not entered into any agreement or delivered any document that in any way restricts the transferability of the Global Plata Interest or Amarant’s full exercise of its rights as an owner of the Global Plata Interest after the Closing Date.

(h)
Minera Global Capitalization. Minera Global currently has two members, Global Oro and Global Plata, and upon Closing it shall have the same and no additional members. Global Oro and Global Plata’s interest in Minera Global is validly issued, fully paid and non-assessable.  Neither of Global Oro or Global Plata has entered into any agreement or delivered any document that in any way restricts Amarant’s full exercise of its rights as an indirect owner of all of the interests in Minera Global after the Closing Date.

(i)
GGV Capitalization. GGV currently has only two members, Minera Global and Global Oro, and upon Closing its sole members shall be Minera Global and Global Oro. Minera Global’s interest in GGV is validly issued, fully paid and non-assessable.  Minera Global has not entered into any agreement or delivered any document that in any way restricts (i) Minera Global’s full exercise of its rights as a direct owner of its interests in GGV or (ii) Amarant’s full exercise of its rights as an indirect owner of all of the interests in GGV after the Closing Date.

(j)	Representations of GGC Subsidiaries. Each of the representations of the GGC Subsidiaries made in this Agreement are true, complete and accurate.

(k)
Financial Data. All financial data provided to Amarant regarding a GGC Subsidiary and all financial data filed by GGC concerning a GGC Subsidiary is true and accurate as of the date of such financial data and GGC knows of no reason to amend or restate any such financial information.

(l)
Foreign Corrupt Practices.  Neither GGC nor any GGC Subsidiary nor any director, officer, agent, employee or other Person acting on behalf of GGC or any GGC Subsidiary has, in the course of its actions for, or on behalf of, GGC or any GGC Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(m)
Affiliated Transactions.  None of the officers, directors or employees of GGC or any GGC Subsidiary is presently a party to any transaction with any GGC Subsidiary, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company or any of its Subsidiaries, any corporation, partnership, trust or other Person in which any such officer, director, or employee has a substantial interest or is an employee, officer, director, trustee or partner.

(n)
Property.  Schedule 5.01(n) sets out a list of all assets and real property owned by each GGC Subsidiary, including maps and documentation showing the location and title of all real property owned or leased by such GGC Subsidiary or which such GGC Subsidiary otherwise has the right to exploit (the “Assets”).  Each GGC Subsidiary has good, clear and marketable title to the Assets, except as otherwise set out in Schedule 5.01(n), and all Assets are free and clear of Liens.  There are no condemnation, environmental, zoning or other land use regulation proceedings, either instituted or threatened, which would have a material adverse effect on the use or operation of the Assets.  The Assets are in good condition and repair and are fit for the purposes for which GGC currently intends to use them.  No person other than GGC owns any assets or holds any property interest or license rights to any assets, including the Assets which are used in the actual or intended business of GGC.

(o)
Contracts. Schedule 5.01(o) sets out all contracts of each GGC Subsidiary that are necessary for such GGC Subsidiary’s actual or intended business and for which such GGC Subsidiary is required to make expenditures (in a single transaction or a series of transactions) in excess of US$20,000.  Each contract listed in Schedule 5.01(o) is in full force and effect and has not been defaulted upon by any party to such contract.

(p)
Mining Rights. Each GGC Subsidiary is in possession of all mining rights (all of which are set out in Schedule 5.01(p)) (the “Mining Rights”) necessary for such GGC Subsidiary to operate its actual or intended business. ”). A map that depicts the details of these mining concessions is included in Schedule 5.01(p). All such Mining Rights have been granted to such GGC Subsidiary pursuant to valid authorizations in full force and effect and all such Mining Rights during such relevant time period shall be located on or with respect to the properties set out in Schedule 5.01(p) on which such GGC Subsidiary holds valid rights in full force and effect or as otherwise obtained through valid and enforceable contracts.  None of the Mining Rights are subject to any pending, or to GGC’s or such GGC Subsidiary’s knowledge, threatened dispute, condemnation or expropriation proceedings or to any right or interest of any person superior at law to such Mining Rights or which in any way will impair or restrict the ability of such GGC Subsidiary to use, enjoy and exercise such Mining Rights.  None of the Mining Rights are subject to the approval of, grant from or are otherwise dependent upon any first nation or native peoples.  Except as set out on Schedule 5.01(p), the Mining Rights, the claims attached thereto and the lands on which they are located are free from obligations, mortgages, prohibitions, restrictions, injunction orders, promises, options, royalties or other personal or contractual rights whatsoever, royalties, contracts of leases or obligations of any type in favor of third parties and also free of litigations, debts or other judicial or voluntary restrictions that could affect  its ownership, use and possession or any of its rights.

(q)	Permits and Approvals. Each GGC Subsidiary has kept and keeps in total good standing all the permits, approvals and necessary authorizations for the Mining Rights.

(r)
Amarant Investments to Date. GGC hereby acknowledges that Conventus has made US$1,000,000 million in payments for the GGC Subsidiaries to date and that the credit for those payments is being transferred by this Agreement to Amarant.

(s)
Shareholder authority.  Under Delaware law, GGC does not require the approval of a majority of its shareholders to effect the transactions contemplated by this Agreement (including the transfer of the Global Oro Interest and the Global Plata Interest).

(t)
There are no material changes from regarding the financial condition of Global Oro, Global Plata, GGV or Minera Global from the financial information regarding those companies incorporated in GGC’s Form 10-K filed with the SEC on April 14, 2011 and subsequent quarterly filings with the US Securities and Exchange Commission (nor are there any material liabilities not disclosed therein) or as provided to Amarant’s Chilean counsel.

(u)
Any governmental certificates regarding the mining claims on the Pureo Property that are produced within 20 days of the Closing will demonstrate that GGV or Minera Global is the sole holder of such claims and will not demonstrate any lien or other encumberance theron.

5.02           Amarant Representations and Warranties. Amarant hereby represents and warrants to GGC, as of the date hereof and as of the Closing Date, the following matters as applicable to Amarant:

(a)
Title to 1% Amarant Interest. Prior to the issuance of the Amarant Interest, Amarant will be authorized to issue the 1% Amarant Interest to GGC, and upon doing so GGC will have good and valid title to, and sole record and beneficial ownership of, the 1% Amarant Interest free and clear of any and all Liens.  Upon Issuance, the 1% Amarant Interest will be validly issued, fully paid and non-assessable.  Amarant has not entered into any agreement or arrangement pursuant to which it is, or may be, required to issues membership interests in Amarant as a result of the transactions contemplated by this Agreement.

(b)
Disputes/Litigation.  (i) There is no (and has not been any) action, lawsuit, proceeding, inquiry or investigation before or by any governmental authority pending or, to the knowledge of Amarant, threatened against or affecting Amarant or any of its officers or directors (in their capacity as officers and directors of Amarant) and (ii) there is no (and has not been any) civil action, lawsuit, arbitration or other similar proceeding, before or by any governmental authority pending or, to the knowledge of Amarant, threatened against or affecting Amarant or any of its officers or directors (in their capacity as officers and directors of Amarant).

(c)
Commencement of production. Upon Closing, Amarant will be responsible for the July 24, 2009 contractual condition with Juan Jose Quijano Fernandez and Juan Jose Quijano Claro to commence production on a commercial basis on the Pureo Property on or before August 15, 2011 (a date which has subsequently been postponed by Juan Jose Quijano Fernandez and Juan Jose Quijano Claro to December 31, 2012).

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01           Conduct of Business Prior to Closing.  From the date of this Agreement until Closing, none of Global Oro, Global Plata, Minera Global nor GGV shall (and none of the Parties hereto shall cause GGV to) (i) conduct its business outside of the ordinary course and in all material respects in a manner not consistent with past practice or (ii) take any of the following actions without the consent of the other Parties:

(a)
change the remuneration or any material term of employment of any director, officer or employee of any GGC Subsidiary, other than (i) as required by law and (ii) pursuant to the terms of any arrangements as in effect as of the date of this Agreement;

(b)	declare or pay any dividend or make any other distribution;

(c)
purchase or sell any material assets, other than any purchase of assets (which alone or in a series of transactions totals more than $10,000) all of which permissible purchases are to be disclosed in a certificate (Certificate 6.01(c)) to be provided to Amarant at Closing;

(d)	enter into, amend or terminate any material agreement or arrangement;

(e)	amend its operating agreement, certificate of formation or other charter and operative documents;

(f)	borrow any money or incur any other indebtedness (including failing to settle accounts payable in a timely manner);

(g)	appoint any person as a director or executive officer or engage any person as a consultant; and

(h)	amend any insurance contract, allow any insurance policy to expire or terminate or fail to notify any insurer of an insurance claim in accordance with the relevant provisions of the applicable policy.

ARTICLE VII

CONDITIONS TO CLOSING

7.01           Conditions to the obligations of Amarant.  The obligations of Amarant under this Agreement shall be subject to the satisfaction (or waiver by Amarant), at or before the Closing, of each of the following conditions:

(a)
Representations, Warranties and Covenants.  (i) The representations and warranties of GGC and each GGC Subsidiary contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, except for such failures to be true and correct as, individually or in the aggregate, would not have a material adverse effect on any of the GGC Subsidiaries (or all of them in the aggregate) and (ii) the covenants and agreements contained in this Agreement to be performed or complied with by GGC and the GGC Subsidiaries on or before the Closing shall have been performed or complied with in all material respects.

(b)	No Injunction. There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing the consummation of the transactions contemplated by this Agreement.

(c)	Due Diligence. The reasonably satisfactory completion of a due diligence review related to the GGC subsidiaries and GGC’s ownership of Global Oro and Global Plata.

(d)	Closing Documents. GGC and the GGC Subsidiaries shall have delivered or caused to be delivered to Amarant on or prior to the Closing Date, in form and substance satisfactory to Amarant:

(i)
good and sufficient instruments of sale, transfer, assignment and conveyance in form satisfactory to Amarant, selling, transferring, assigning and conveying to Amarant valid title to the Global Oro Interest and the Global Plata Interest, each free of any Liens;

(ii)	the executed Global Oro Amended Operating Agreement and the Global Oro member resolutions approving the Global Oro Amended Operating Agreement,

(iii)	the executed Global Plata Amended Operating Agreement and the Global Plata member resolutions approving the Global Plata Amended Operating Agreement,

(iv)	the resolutions of GGC’s board of directors approving the transactions contemplated by this Agreement, and

(v)	a letter from Ted Urquhart stating that upon Closing he resigns from his position as a representante of GGV.

7.02           Conditions to the Obligations GGC.  The obligations of GGC under this Agreement shall be subject to the satisfaction (or waiver by the Seller) on or before the Closing Date, of each of the following conditions:

(a)
Representations, Warranties and Covenants.  (i) The representations and warranties of Amarant contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, except for such failures to be true and correct as, individually or in the aggregate, would not have a material adverse effect on Amarant.  (ii) The covenants and agreements contained in this Agreement to be performed or complied with by Amarant on or before the Closing shall have been performed or complied with in all material respects.

(b)	No Injunction. There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing the consummation of the transactions contemplated by this Agreement

(c)	Due Diligence. The reasonably satisfactory completion of a due diligence review related to Amarant.

(d)	Closing Documents. Amarant shall have delivered or caused to be delivered to GGC on or prior to the Closing Date, in form and substance satisfactory to GGC:

(i)
a written consent (and any amendments thereto) from Juan Jose Quijano Fernandez and Juan Jose Quijano Claro extending to December 31, 2012 the production arrangement on the Pureo Property upon payment of $1,000,000 by December 15, 2011.

ARTICLE VIII

INDEMNIFICATION

8.01           Survival.  The representations and warranties of the Parties contained in Articles IV and V of this Agreement shall survive the Closing.

8.02           Indemnification by Amarant Indemnitors.  Each of GGC and each GGC Subsidiary (an “Amarant Indemnitor”) shall indemnify Amarant or its affiliates, past and present officers, directors, shareholders, managers, partners, members, attorneys, legal representatives, agents and employees (collectively, the “Amarant Indemnitees”) and hold the Amarant Indemnitees harmless in respect of any and all Losses arising out of or resulting from any inaccuracy or breach of any representation or any breach of any warranty, covenant or agreement made by an Amarant Indemnitor in this Agreement.  Notwithstanding the foregoing, no Amarant Indemnitor shall have an obligation to indemnify any Amarant Indemnitee for any such Losses to the extent such Losses arise from the willful misconduct or gross negligence of an Amarant Indemnitee or from the breach or inaccuracy of a representation or warranty of an Amarant Indemnitee contained herein.

8.03           Indemnification by GGC Indemnitors.  Amarant (the “GGC Indemnitor”) shall indemnify GGC or its affiliates, past and present officers, directors, shareholders, managers, partners, members, attorneys, legal representatives, agents and employees (collectively, the “GGC Indemnitees”) and hold GGC Indemnitees harmless in respect of any and all Losses arising out of or resulting from any inaccuracy or breach of any representation or any breach of any warranty, covenant or agreement made by the GGC Indemnitor in this Agreement.  Notwithstanding the foregoing, the GGC Indemnitor shall have no obligation to indemnify any GGC Indemnitee for any such Losses to the extent such Losses arise from the willful misconduct or gross negligence of a GGC Indemnitee or from the breach or inaccuracy of a representation or warranty of a GGC Indemnitee contained herein.

ARTICLE IX

TERMINATION

9.01           Termination.  Unless there has been a Closing, this Agreement shall be terminated upon the earlier of December 15, 2011 or the written agreement of the Parties, provided that Amarant may extend this agreement until December 30, 2011 if it provides notice to GGC.

ARTICLE X

MISCELLANEOUS

10.01           Amendment and Modification.  This Agreement may be amended, modified and supplemented only by written agreement of the Parties.

10.02           Governing Law & Jurisdiction.  This validity, interpretation, performance and enforcement of this Agreement shall be governed by, and construed in accordance with, the law of the State of New York (without giving effect to the laws, rules or principles of the State of New York regarding conflicts of laws), except in the case of Mining Law in which the laws of the Republic of Chile shall apply.

In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach hereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 30 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection (in instances when there is a high likelihood that attempting to reach a solution within the 30 day window would cause irrevocable harm to one of the parties).  Judgment on the award of the arbitrator(s) may be entered in any court having jurisdiction thereof.

10.03           Severability.  If any provision of this Agreement shall be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provision to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances.  Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

10.04           Entire Agreement.  This Agreement constitutes the entire agreement of the Parties and no Party shall be liable or bound to another Party in any manner by any warranties, representations or covenants except as specifically set forth herein.

10.05           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any such counterpart may be delivered by facsimile.

10.06           Press Releases and Announcements, Disclosure.  No press release or other public announcement or disclosure related to this Agreement or the transactions contemplated herein (including but not limited to the terms and conditions of this Agreement) shall be issued or made by or on behalf of a Party hereto without the prior approval of both Parties hereto.  The foregoing shall not prohibit any disclosure required by Law, provided that the disclosing Party shall use best efforts to consult with the other Party in advance of such disclosure.

10.07           Payments.  All payments to be made under this Agreement shall be made free from any right of counterclaim or set off and without deduction or withholding other than any deduction or withholding required by Law.

10.08           No Waiver.  No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument that is executed and delivered by the non-waiving Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter.  No waiver of any right, power or remedy of a Party shall be deemed to be a waiver or any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

10.09           Headings.  The headings set forth in this Agreement have been inserted for convenience of reference only and shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

10.10           No Third Party Beneficiaries.  This Agreement is for the sole and exclusive benefit of the Parties hereto and their successors and permitted assigns, and nothing herein expressed or implied shall give, or be construed to give, to any Person, other than the Parties hereto and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

Conventus Ltd.

By:
Name:
Title:

Amarant Mining Ltd.

By:
Name:
Title:

Global Gold Corporation

By:
Name:
Title:

Global Oro LLC

By:
Name:
Title:

Global Plata LLC

By:
Name:

Ian Hague, solely for purposes of Section 3.02(b)(vi), Section 9 and Section 10

By:

Schedule 3.02(b)

Agreements Between GGC Subsidiaries and Juan Jose Quijano Fernandez, Juan Jose Quijano Claro and Parties Related to those Persons

As reported, referenced, and filed in Global Gold Corporation’s Annual Report on Form 10-K filed with the SEC on April 14, 2011 and subsequent quarterly filings with the SEC.  In addition to which Global Gold sold certain equipment stored at the Guadeloupe site to Mr. Juan Jose Claro Quijano in November 2011 in exchange for 125,000 shares of Global Gold Corporation plus cash.

Schedule 5.01(a)

Indebtedness of GGC Subsidiaries

As reported, referenced, and filed in Global Gold Corporation’s Annual Report on Form 10-K filed with the SEC on April 14, 2011 and subsequent quarterly filings with the SEC.

Schedule 5.01(m)

Affiliated Transactions

As reported, referenced, and filed in Global Gold Corporation’s Annual Report on Form 10-K filed with the SEC on April 14, 2011 and subsequent quarterly filings with the SEC.

Schedule 5.01(n)

Property

As filed in Global Gold Corporation’s Annual Report on Form 10-K filed with the SEC on April 14, 2011 and subsequent quarterly latest filing which was filed with the SEC on August 22, 2011.

Schedule 5.01(o)

Contracts

As reported, referenced, and filed in Global Gold Corporation’s Annual Report on Form 10-K filed with the SEC on April 14, 2011 and subsequent quarterly filings with the SEC.  In addition to which Global Gold sold certain equipment stored at the Guadeloupe site to Mr. Juan Jose Claro Quijano in November 2011 in exchange for 125,000 shares of Global Gold Corporation plus cash.

Schedule 5.01(p)

Mining Rights

As reported, referenced, and filed in Global Gold Corporation’s Annual Report on Form 10-K filed with the SEC on April 14, 2011 and subsequent quarterly filings with the SEC.